Code of Ethics

I.	General

The Code of Ethics is predicated on the principle that RiverFront owes a fiduciary duty to its clients. Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, RiverFront will be mindful to:

•	Place client interests ahead of RiverFront’s — As a fiduciary, RiverFront will serve in its clients’ best interests. In other words, Employees may not benefit at the expense of clients.

•	Engage in personal investing that is in full compliance with RiverFront’s Code of Ethics — Employees must review and abide by RiverFront’s Personal Securities Transaction and Insider Trading Policies.

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Ensure employees do not take advantage of their positions — Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with RiverFront, or on behalf of a client, unless in compliance with the Gift Policy below.

•	Maintain full compliance with the Federal Securities Laws[1] — Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

Any questions with respect to RiverFront’s Code of Ethics should be directed to the CCO. As discussed in greater detail below. Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

II.	Guiding Principles & Standards of Conduct

All Employees will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that RiverFront expects that its Employees will:

•	Place the integrity of the investment profession, the interests of clients, and the interests of River-Front above one’s own personal interests;

•	Adhere to the fundamental standard that no one should take inappropriate advantage of their position;

•	Avoid any actual or potential material conflict of interest without first consulting with Senior Management;

•	Conduct all personal securities transactions in a manner consistent with this policy;

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Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

[1]

The term “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

•	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on themselves, the firm, and the profession;

•	Promote the integrity of, and uphold the rules governing, capital markets;

•	Maintain and improve professional competence and strive to maintain and improve the competence of other investment professionals; and

•	Comply with applicable provisions of the Federal Securities Laws.

RiverFront has zero tolerance for retaliatory actions and therefore may subject offenders to more severe action than set forth in this code of ethics. In order to minimize the potential for such behavior, all reports of code of ethics violations will be treated as being made on an anonymous basis.

III.	Reporting Securities Law Violations (Whistle Blower Policies and Procedures)

On occasion, associates may have cause to believe there has been or will be a violation of federal securities law. The Firm encourages associates to provide such information directly to the Compliance Department.

The Firm recognizes that some associates may not feel comfortable supplying such information to the Compliance Department. In these cases, employees may choose to file directly with the Office of the Whistleblower Program through the Securities Exchange Commission.

Any submission, either through Compliance or directly with the SEC, will result in no negative impact to the associate or his or her position at the Firm. If an associate decides to file with the SEC, the rules provide that certain criteria be met in order to be eligible for a whistleblower award.

On July 21, 2010, the President signed into law the “Dodd-Frank Wall Street Reform and Consumer Protection Act” (the “Act”). Among other things, the Act establishes a whistleblower program that enables the SEC to pay an award, under regulations prescribed by the SEC and subject to certain limitations, to eligible whistleblowers who voluntarily provide the SEC original information about a violation of the federal securities laws that leads to the successful enforcement of a covered judicial or administrative action, or a related action resulting in monetary sanctions exceeding $1 million.

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Any information submitted must in writing and be derived from an associate’s independent knowledge or independent analysis, not already known to the SEC and not part of any public record to be considered original information.

•	There can be no outstanding subpoena, inquiry, or demand for the information.

•	Certain persons are generally excluded from the Whistleblower award program. These include:

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An employee whose principal duties involve compliance or internal audit responsibilities, or who was employed by or otherwise associated with a firm retained to perform compliance or internal audit functions for an entity;

¡	Employed by or otherwise associated with a firm retained to conduct an inquiry or investigation into possible violations of law; or

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An employee of, or other person associated with, a public accounting firm, if he or she obtained the information through the performance of an engagement required of an independent public accountant under the federal securities laws, and that information related to a violation by the engagement client or the client’s directors, officers or other employees.

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The SEC will consider a number of factors when determining the amount of any award. Among these is the culpability of an associate or that associate’s involvement in any situation. While culpability may not eliminate an award, it could be a factor that reduces the amount of the award. Thus, there is no amnesty provided to individuals who submit information to the SEC.

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Information obtained through an entity’s legal, compliance, audit, or similar functions or processes for identifying, reporting, and addressing potential non-compliance with law is not considered original information and is not eligible for a whistleblower award.

Any whistleblower that interferes with the compliance program of its firm or unreasonably delays in reporting a securities violation to its compliance program or the SEC may see a reduction in the amount of any whistleblower award due him or her.

The SEC will maintain confidentiality to the best of its ability with regard to a whistleblower’s identity. Examples of situations that may cause a whistleblower’s name to be revealed include when disclosure is required to a defendant or respondent in a federal court or administrative action or when the SEC determines that it is necessary to protect investors, it may reveal an associate’s name to the Department of Justice or other appropriate authority.

For more information on the Whistleblower Program associates are encouraged to visit the program’s website at http://www.sec.gov/whistleblower.

IV.	Personal Security Transaction Policy

Employees may not purchase or sell any Security in which the Employee has a beneficial interest as defined below unless the transaction occurs in an exempted Security or the Employee has complied with the Personal Security Transaction Policy set forth below.

Reportable and Exempt Securities

RiverFront requires Employees to provide initial holdings reports and duplicate statements of any brokerage accounts, as well as attesting to accounts and holdings in those accounts on an annual basis (See Reporting section below). Unless the employee has the ability to direct trades, managed accounts transactions are not required to be included in the quarterly reporting process. Automatic Dividend Reinvestment Plans (DRIP) and periodic investment purchase plans are not subject to reporting requirements. The following are considered “Exempt Securities” and are not subject to the reporting requirement:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end funds other than Reportable Funds[2]; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any security or ETF shall be considered securities and require preclearance.

Beneficial Ownership

In general, a person has beneficial ownership of a security if such person has or shares (a) voting or dispositive power with respect to such security and (b) a direct or indirect pecuniary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise. A person is presumed to be the beneficial owner of securities held by immediate family members sharing a person’s household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships). Beneficial ownership typically includes:

•	Securities held in a person’s own name;

•	Securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

•	Securities held by a bank or broker as a nominee or custodian on a person’s behalf or pledged as collateral for a loan; and

•	Securities owned by a corporation that is directly or indirectly controlled by, or under common control with, such person.

Pre-Clearance Procedures

Employees must have written approval for all personal securities transactions, other than Exempt Securities, and municipal securities, before completing the transactions unless the transactions occur in an account over which the Employee has no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed by a bona fide money manager, and in which such Employee does not direct trades). This policy applies equally to securities acquired in initial public offerings and limited offerings.3

RiverFront has implemented the use of the Protegent PTA platform, a browser-based application that automates compliance with personal trading regulations, and the firm’s code of ethics. The PTA platform is used to enhance compliance and documentation of the Firm’s compliance with personal trading regulations and mandates.

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A “Reportable Fund” means (a) any mutual fund for which RiverFront serves as the investment adviser; or (b) any mutual fund whose investment adviser or principal underwriter controls RiverFront, is controlled by RiverFront, or is under common control with RiverFront.

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The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D.

All pre-clearance requests must be submitted via the Protegent PTA platform. Approval or disapproval will be given and documented via the Platform. The CCO and the Functional Heads may not approve their own personal securities trades.

If an Employee receives approval to trade a security, he or she must complete that trade on the same business day as that approval. If the trade is not made on that day, the Employee must request approval again.

RiverFront reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct, and may fail to pre-clear a proposed Employee transaction for a number of reasons, including, but not limited to conflicting with client transactions.

Reporting

In order to maintain compliance with Rule 204A-1 under the Advisers Act, RiverFront must collect certain information from Employees that includes transaction and holding information regarding the personal trading activities of the Employees. RiverFront uses the Protegent PTA platform to collect, maintain and review this information. The information, as described in further detail below, are: 1. Initial Holdings; 2. Duplicate Brokerage Statements, and 3. Annual Attestations.

Initial Holdings Reports

New Employees are required to report all of their holdings in “Reportable Securities” and all securities accounts not later than 10 days after an individual becomes an Employee. Generally, initial holdings should be reported through PTA.

Employees must submit their brokerage/custodial statements to the firm in order to complete the initial and annual holdings requirements. However, Employees must be certain that their brokerage/custodial statements include at a minimum:

(a)	the title and type of Security;

(b)	as applicable, depending on the type of Security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Security;

(c)	the name of any broker, dealer or bank with which the Employee maintains an account in which any Security is held for the Employee’s direct or indirect benefit; and

(d)	the date of the statement.

Trading and Review

RiverFront’s Personal Security Transaction Policy is designed to not only ensure its technical compliance with Rule 204A-1, but also to mitigate any potential material conflicts of interest with Employees’ personal trading activities. Accordingly, RiverFront will closely monitor Employees’ investment patterns to detect the following activities:

•	Frequent and/or short-term trades;

•	Trading opposite of client trades; and

•	Front-Running client accounts, which is a practice generally understood to be Employees personally trading ahead of clients.

In order to avoid the appearance of front-running, RiverFront prohibits its Employees from personally trading in any security, including any option on or derivative of such security, for a period beginning seven (7) calendar days before and ending two (2) calendar days after RiverFront has effected a block transaction in that security for client accounts. Additionally, employees may only purchase or sell shares in the ALPS RiverFront Strategic Income ETF (“RIGS”) on the second Monday of each month. The purchase or sale of RIGS is subject to the preclearance procedures described above. The CCO has the right to suspend employee trading, even on the second Monday of each month, if she determines employee trades in RIGS would create a conflict with client trading.

Employees are strictly prohibited from engaging in short-term trades of mutual fund shares, as to avoid even the appearance of market-timing activities.

If RiverFront discovers that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the CCO to review the facts surrounding the transactions. This meeting shall help RiverFront to determine the appropriate course of action.

Additionally, Employees must provide any holdings in any mutual funds in which RiverFront acts as the adviser or sub-adviser (with the exception of those held in RiverFront 401(k) plan). RiverFront mutual fund holdings within the RiverFront 401(k) plan will be monitored outside of the PTA system on a quarterly basis by the CCO.

Reporting Violations and Remedial Actions

RiverFront takes the potential for conflicts of interest very seriously. As such, RiverFront requires its Employees to promptly report any violations of the Code of Ethics to the CCO. RiverFront’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of RiverFront’s Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be given to a charity, determined by the Charitable Contributions Committee, or paid to applicable client(s) if determined to be appropriate by the CCO.

No Employee shall participate in a determination of whether he or she has committed a violation of the Code of Ethics or in the imposition of any sanction against himself or herself.

RiverFront shall maintain a record of any violation of the Code of Ethics, and of any action taken as a result of the violation; in accordance with Rule 204-2(a)(12) under the Advisers Act.

V.	Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-public Information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, RiverFront has instituted procedures to prevent the misuse of Material Non-public Information.

In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of Material Non-Public Information; or

•	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating Material Non-Public Information to others in breach of a fiduciary duty.

Whom Does the Policy Cover?

This policy covers all Employees as well as any transactions in any securities participated in by trusts or corporations directly or indirectly controlled by employees or family members. In addition, the policy applies to transactions engaged in by corporations in which the Employee is a 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. Advance knowledge of the following types of information is generally regarded as material:

•	Dividend or earnings announcements

•	Write-downs or write-offs of assets

•	Additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of company or major division operations

•	Merger, joint venture announcements

•	New product/service announcements

•	Discovery of research developments

•	Criminal, civil and government investigations and indictments

•	Pending labor disputes

•	Debt service or liquidity problems

•	Bankruptcy or insolvency problems

•	Tender offers, stock repurchase plans, etc.

•	Information concerning upcoming research analyst recommendations (upgrades/downgrades) prior to dissemination

•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of Material Non-Public Information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a Security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning Inside Trading to arise, information must not only be material, but also non-public.

Once non-public information has been effectively distributed to the investing public, it can no longer be classified as Material Non-Public Information. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information.

Selective Disclosure

Employees must never disclose proposed/pending trades to any client or other individual/entity outside of RiverFront. Federal securities laws specifically prohibit the dissemination of such information and doing so may be construed as a violation of RiverFront’s fiduciary duty to clients. Selectively disclosing the portfolio holdings of a client’s portfolio may also be viewed as RiverFront engaging in a practice of favoritism. Including information regarding clients’ portfolio holdings in marketing materials and on RiverFront’s website is subject to the CCO’s approval in accordance with RiverFront’s Advertising and Marketing policy and procedures. Notwithstanding the above, it is RiverFront’s policy to disseminate information about its recent transactions to current and prospective clients and/or their representatives upon the completion of the trade. Such information will be disseminated on a fair and equitable basis.

Utilizing Paid Consultants for Research

As part of the research and investment process, Employees may conduct calls or meetings with paid consultants referred by third parties (e.g., Gerson Lehrman Group, Vista Research, etc.). These consultants may range from independent research analysts, retired personnel, or employees working in the relevant industry. Discussions with these industry experts may provide RiverFront with a greater understanding of industries, companies and the economy in general.

As noted, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of Material Non-Public Information; or

•	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

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Communicating Material Non-Public Information to others in breach of a fiduciary duty. Employees should be mindful of this policy and these obligations when working with Consultants. Any questions with respect to this Policy should be directed to the CCO, CIO or the Functional Heads.

Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in the act of Insider Trading, including civil injunctions, treble damages, disgorgement of profits, and jail sentences. Further, fines for individuals and firms found guilty of Insider Trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow when an Employee Believes that They Possess Material Non-Public Information

If an Employee has questions as to whether they are in possession of Material Non-Public Information, they must inform the CCO as soon as possible. From this point, the Employee and CCO will conduct research to determine if the information is likely to be considered important to individuals/entities in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Inside Trading, Employees:

•	Shall not trade the securities of any company in which they are deemed insiders who may possess Material Non-Public Information about the company.

•	Shall not engage in securities transactions of any company, except in accordance with RiverFront’s Personal Security Transaction Policy and the Federal securities laws.

•	Shall not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position.

•	Shall immediately report the potential receipt of Material Non-Public Information to the CCO.

•	Shall not proceed with any research, trading, etc. until the CCO informs the Employee of the appropriate course of action.

VI.	Outside Business Activities

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations by reporting such activities via the Protegent PTA platform and disclosing the activity on their U-4 form if appropriate. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

As an outside board member or officer, an Employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between RiverFront and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.

Similarly, RiverFront may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee should not be involved in the decision to retain or hire the outside organization.

Employees are prohibited from engaging in such outside activities without prior approval . Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2 of Form ADV.

Annually, Employees are required to review their outside activities via the Protegent PTA platform. Employees must attest that the activities are accurate, or provide updates as appropriate.

VII.	Diversion of Firm Business or Investment Opportunity

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with RiverFront and in which he or she knows RiverFront might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to RiverFront, and obtaining written authorization to participate from the CCO.

Any personal or family interest of an Employee in any RiverFront business activity or transaction must be immediately disclosed to the CCO. For example, if an Employee becomes aware that a transaction being considered or undertaken by RiverFront may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.

VIII.	Gifts and Entertainment

Employees must not offer, solicit, or accept any gift, benefit, compensation, or consideration:

•	that reasonably could be expected to compromise their own or another’s independence and objectivity; or

•	that competes with, or might reasonably be expected to create a conflict of interest with, their employer’s interest unless they obtain written consent from all parties involved.

No Employee shall receive (or give) any gift (including gifts of nominal value as noted below), entertainment, or other consideration in merchandise, service, or otherwise that is excessive in value or frequency from (or to) any person, firm, corporation, association or other entity (“Outside Entity”) that does business with or on behalf of an Advisory Client or RiverFront. As described more fully below, gifts are generally subject to a $100 limit. Notwithstanding the guidance set forth below, please note that giving or receiving gifts or entertainment to or from federal, state or local government officials, and state or local pension or retirement plan officials, may be subject to more stringent requirements. Please consult with the CCO for further guidance.

Gifts. The term “gift” includes the giving or receipt of gratuities, merchandise, service, and the enjoyment or use of property or facilities for personal use. The term “gift” does not include “business entertainment” as defined more fully below, but does include meals, tickets to events and other entertainment that does not qualify as “business entertainment.”

•	Gifts must be reasonable in terms of frequency and value. It may be reasonable to give or receive gifts at a more frequent basis under certain limited circumstances, i.e., holiday season.

•	Employees should not accept gifts, favors, or other things of value which could influence their decision-making or make the Employee feel beholden to any Outside Entity.

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Employees should not offer gifts, favors, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making an Outside Entity feel beholden to RiverFront.

•	Gifts should not be sent to an Employee’s home. If they are, the Employee must request that the gift giver discontinue this practice in the future.

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Employees may RECEIVE gifts from an Outside Entity so long as their aggregate annual value does not exceed the equivalent of $100 (either one single gift, or in aggregate from the same person/entity on an annual basis). Employees may GIVE gifts to an Outside Entity so long as the aggregate annual value does not exceed the equivalent of $100 (either one single gift, or in aggregate from the same person/entity on an annual basis).

•	To determine an item’s value, use the higher of cost, face, or market value (i.e., what it would cost to purchase on the open market).

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If a department (as opposed to an individual) receives a gift that is valued in excess of the $100 limit, it can be shared among Employees, provided no single Employee’s pro rata share of the gift exceeds the $100 limit.

•	Under no circumstances should cash gifts be given to or accepted from an Outside Entity. Gift cards are considered cash gifts.

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Any gift received that is prohibited should be refused; however, if it is not possible in the interest of business, the gift should be donated to a charitable organization after consultation with your immediate supervisor and the CCO. Alternatively, with the approval of the CCO, the gift can be awarded to the winner of a random drawing of an identified group of employees of an appropriate size.

•	This policy applies to gifts given to or received by family and friends on behalf of Employees, vendors or clients.

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Gifts of nominal value that either have the RiverFront logo or the giving firm’s logo are excluded from this policy. Nonetheless, as noted previously in this Code, the giving or receipt of gifts of nominal value should not be so frequent as to raise any question of impropriety.

•	Gifts offered or received in connection with a bona fide personal relationship are excluded from this policy (e.g., personal gift given in recognition of a life event, such as a baby or wedding gift).

Reporting of Gifts. All Employees are required to complete a record of gifts given and received within thirty days. Gifts given and received should be reported via the Protegent (PTA) system. Reasonable gifts received on behalf of RiverFront shall not require reporting. Receipt of promotional/logo gifts are also exempt from reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to RiverFront’s offices by service providers.

Business Entertainment Business entertainment is considered part of a business relationship and occurs when an Employee is in the presence of an Outside Business contact (either when the business contact is being entertained by the employee or vice versa). If an Employee and the Outside Business contact do not both plan to be present, the item will be considered a gift and be subject to the gift restrictions and reporting requirements noted above.

•	Entertainment must be reasonable in terms of frequency and value.

•	Employees should not accept entertainment of value which could influence their decision-making or make the Employee feel beholden to an Outside Entity.

•	Employees should not offer entertainment of value that could be viewed as overly generous or aimed at influencing decision-making or making an Outside Entity feel beholden to RiverFront.

•	Entertainment involving personnel associated with Outside Entities may only be used to foster and promote business relationships with Outside Entities.

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Employees may attend business meals, business related conferences, sporting events and other entertainment events at the expense of the giver, so long as the expense is reasonable and both the Employee and the giver are present.

•	Educational seminars and related expenses provided to RiverFront employees are not considered reportable entertainment.

•	Meals received by RiverFront employees are excluded from the reporting requirements.

•	This policy applies to entertainment given to or received by family and friends on behalf of Employees, vendors or clients.

•	Entertainment offered or received in connection with a bona fide personal relationship is excluded from this policy (e.g., dinner at the home of a long-time personal friend).

Reporting of Business Entertainment. Business entertainment received from an Outside Entity that is valued in excess of $500 per person should be reported within thirty days after the quarter end.

Gifts Given to Taft-Hartley Funds — Employees are reminded that notwithstanding this policy, since RiverFront could have Taft-Hartley eligible clients, any gratuity provided by RiverFront to US labor unions or union representatives that have an “interest” in the Taft-Hartley fund (including the members covered by the Taft-Hartley fund) in excess of $250 per fiscal year are required to be reported to the CCO, and Department Labor Form LM-10 must be completed within 90 days following the end of RiverFront’s fiscal year. Disclosure to the CCO should be made through the Protegent PTA platform. Accordingly, RiverFront will monitor all gratuities as discussed and make the appropriate filings on DOL Form LM-10.

The CCO shall maintain appropriate logs of all gifts and entertainment in excess of the de minimis amounts via the Protegent PTA platform and may deny an Employee’s request. Entertainment provided by RiverFront will be recorded in the company expense reports.

Travel Expenses

Employees may charge to RiverFront normal and reasonable travel and travel-related expenses incurred for a RiverFront business purpose. Such expenses may include meals and incidentals, travel costs (air, train, etc.), lodging expenses, business phone calls and other miscellaneous travel-related expenses. Employees should refer to the RiverFront Expense Policy for further details.

IX.	Miscellaneous Provisions

Loans

No Employee may borrow from or become indebted to, any person, business or company having business dealings or a relationship with RiverFront, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Employee may use RiverFront’s name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

Dealings with Government and Industry Regulators

RiverFront’s policy forbids payments of any kind by it, its Employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against RiverFront. Employees are expected, if requested, to provide RiverFront with reasonable assistance, including, but not limited to, meeting or consulting with RiverFront and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

Charitable Contributions

FINRA and the New York Stock Exchange have jointly issued guidance on the solicitation of substantial charitable contributions by customer representatives acting in a fiduciary capacity (FINRA Notice to Members 06-21, May 2006; NYSE Information Memo 06-27, May 3, 2006). The guidance addresses the conflict that arises when employees of a customer acting in a fiduciary capacity (e.g., employees of an investment company, pension fund or investment manager) solicit substantial charitable contributions from members with whom they conduct or intend to conduct business.

While the SEC has not adopted any regulation or provided other guidance specific to charitable contributions, RiverFront has established this policy and procedures to monitor potential conflicts of interest that may arise when giving charitable donations.

RiverFront has a Contribution Committee that meets to review Firm-sponsored donations. A record will be kept of each charitable contribution in the financial statements of RiverFront.

Protection of RiverFront’s Name

Employees should at all times be aware that RiverFront’s name, reputation, goodwill, and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of RiverFront’s name in any manner that could be misinterpreted to indicate a relationship between RiverFront and any other entity or activity.

Employee Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

X.	Disclosure

RiverFront shall describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for RiverFront’s Code of Ethics shall be directed to the CCO.

XI.	Recordkeeping

RiverFront shall maintain records in the manner and to the extent set forth below. These records will generally be maintained via the Protegent PTA platform and shall be available for appropriate examination by representatives of regulatory authorities or RiverFront’s Senior Management.

•	A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

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A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•	A record of all written acknowledgements (annual certifications) as required by the Manual for each person who is currently, or with the past five years was, an Employee of RiverFront.

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A copy of each report made pursuant to this Code of Ethics by an Employee, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

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A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

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The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any Private Offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

XII.	Responsibility

The CCO will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the CCO. All Employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment and at least annually thereafter.